Filed pursuant to Rule 424(b)(3)

Registration No. 333-156560

Prospectus

770,867 Shares of Common Stock, $0.01 par value

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the warrant to purchase 770,867 shares of our common stock, referred to as the warrant, and some or all of the shares of our common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant along with a new series of preferred stock, our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or Series A Preferred Stock, was originally issued by us pursuant to a Letter Agreement dated December 5, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the Treasury or the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the Nasdaq Stock Market under the symbol “EGBN”.  On January 15, 2009, the closing price for the common stock was $6.58 per share.  You are urged to obtain current quotations for the common stock.

The warrant is not listed on any exchange, and unless required and requested under the Letter Agreement and Securities Purchase Agreement – Standard Terms, we do not have any intention of listing the warrant on any exchange.

An investment in the common stock or the warrant involves investment risks.  See “Risk Factors” at page 4.

Shares of our common stock are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  Investing in our common stock involves investment risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2009.

Eagle Bancorp has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.  The delivery of this prospectus and/or the sale of shares of Preferred Stock do not mean that there have not been any changes in Eagle Bancorp’s condition since the date of this prospectus.  If you are in a jurisdiction where it is unlawful to offer to sell, or to ask for offers to buy, the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.  This prospectus speaks only as of its date except where it indicates that another date applies.

SUMMARY

This section highlights selected material information from this prospectus.  This summary is not a complete description of the offering or the securities offered, and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities offered by the selling securityholders, you should read carefully this entire prospectus, including the “Risk Factors” section, and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “Eagle” and the “Company” to refer to Eagle Bancorp, Inc. and its subsidiaries. The term “EagleBank” or “Bank” refers to our principal operating subsidiary, EagleBank (unless the context indicates another meaning).

Eagle Bancorp, Inc.

7815 Woodmont Avenue

Bethesda, Maryland  20814

(301) 986-1800

We are the registered bank holding company for EagleBank, Bethesda, Maryland, a Maryland chartered commercial bank which is a member of the Federal Reserve System. We are a growth oriented institution, providing general commercial and consumer banking services through EagleBank, and subordinated financing for real estate projects through a direct subsidiary, where the primary financing would be provided by EagleBank. EagleBank was organized as an independent, community oriented, and full-service alternative to the super regional financial institutions, which dominate its primary market area. EagleBank’s philosophy is to provide superior, personalized service to our customers. EagleBank focuses on relationship banking, providing each customer with a number of services, becoming familiar with and addressing customer needs in a proactive, personalized fashion. We were organized in October 1997 to be the holding company for EagleBank.

On December 5, 2008, we entered into a Letter Agreement, including a related Securities Purchase Agreement – Standard Terms, with the Treasury, pursuant to which we agreed to issue and sell, and the Treasury agreed to purchase, (i) 38,235 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, referred to as our Series A Preferred Stock and (ii) a ten-year warrant to purchase up to 770,867 shares of our common stock, $0.01, at an initial exercise price of $7.44 per share.  The warrant was immediately exercisable upon its issuance and will expire on December 5, 2018.

The Securities That May Be Offered

The selling securityholders may use this prospectus to offer for resale the warrant or the shares of common stock issuable upon the exercise of the warrant in one or more offerings. At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.  In that case, the prospectus supplement may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

The selling securityholders, as well as any agents acting on their behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities.

Warrant.  The selling securityholders may sell all or a portion of the warrant to purchase 770,867 shares of our common stock. The warrant has an initial exercise price of $7.44 per share.  If required, a prospectus supplement will describe the price at which the selling securityholder is offering the warrant or interest in the warrant and the number of shares of common stock underlying the warrant offered.

Common Stock.  Upon the exercise of all or a portion of the warrant, the selling securityholders may sell the shares of our common stock issued upon such exercise. If required, a prospectus supplement will describe the aggregate number of shares offered and the offering price or prices of the shares.

CAUTION ABOUT FORWARD LOOKING STATEMENTS

We make forward-looking statements in this prospectus and in other documents incorporated by reference in this prospectus, within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this joint proxy statement/prospectus and the underlying management assumptions. These “forward-looking statements” can be identified by words such as “believes,” “expects,” “anticipates,” “intends” and similar expressions. These statements are based upon our current reasonable expectations and assessments and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

In addition to factors that we have previously disclosed in our reports filed with the SEC and those that we discuss elsewhere in this prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•                  the businesses of the Company and Fidelity & Trust Financial Corporation (“Fidelity”), acquired by the Company in August 2008, may not be combined successfully, or such combination, including the conversion of Fidelity’s systems, controls and procedures, may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•                  the expected cost savings from the acquisition may not be fully realized or may take longer to realize than expected;

•                  customer relationship losses, increases in operating costs and business disruption following the merger may be greater than expected;

•                  adverse effects on relationships with employees may be greater than expected;

•                  adverse governmental or regulatory policies may be enacted;

•                  the interest rate environment may compress margins and adversely affect net interest income;

•                  adverse effects may be caused by continued diversification of assets and adverse changes to credit quality;

•                  competition from other financial services companies in our markets could adversely affect operations;

•                  our concentrations of loans in commercial, commercial real estate and construction loans, and loans to borrowers in the Washington, D.C. metropolitan area, may adversely affect our earnings and results of operations;

•                  the effect and costs of Fidelity’s legacy mortgage brokerage operations may be greater than anticipated;

•                  an economic slowdown could adversely affect credit quality and loan originations; and

•                  social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy.

The forward-looking statements are made as of the date of the applicable document and, except as required by applicable law, we assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

RISK FACTORS

An investment in our securities involves various risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange

Act, that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision. These risk factors may cause our future earnings to be lower or our financial condition to be less favorable than we expect. In addition, other risks of which we are not aware, or which we do not believe are material, may cause our earnings to be lower, or hurt our future financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the warrant or the shares of common stock issuable upon exercise of the warrant.

DESCRIPTION OF THE WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant.  The warrant is initially exercisable for 770,867 shares of our common stock. If we complete one or more qualified equity offerings, as described below, on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $38,235,000, which is equal to 100% of the aggregate fixed liquidation amount of $1,000 per share of our Series A Preferred Stock, plus any accrued and unpaid dividends, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50%, to approximately 385,433 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “- Adjustments to the Warrant.” A “qualified equity offering” is a sale or issuance for cash by us, to persons other than Eagle or its subsidiaries after December 5, 2008, of shares of preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System. Qualified equity offerings do not include sales or issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

Exercise of the Warrant.  The initial exercise price applicable to the warrant is $7.44 for each share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 5, 2018 by surrender of the warrant and a completed notice of exercise and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant, determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash, certified or cashier’s check, or wire transfer, in an amount equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “- Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last trading day preceding the exercise of the warrant, less the pro-rated exercise price of the warrant, for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.  We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Capital Market.

Rights as a Shareholder.  The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability; Restrictions on Exercise of Warrant.  The initial selling securityholder may not transfer a portion of the warrant, and/or exercise the warrant, with respect to more than one half of the shares of common stock subject to the warrant until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $38,235,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable and exercisable.

Adjustments to the Warrant - Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 5, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•                  as consideration for or to fund the acquisition of businesses and/or related assets;

•                  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•                  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•                  in connection with the exercise of preemptive rights on terms existing as of December 5, 2008.

Other Distributions. If we declare any dividends or distributions greater than our most recent quarterly dividend, or dividends payable in common stock, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving Eagle and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of undesignated preferred stock, $.01 par value. As of December 31, 2008, there were 12,686,128 shares of common stock outstanding and 38,235 shares of our Series A Preferred Stock outstanding.

Common Stock.  Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of our assets after payment of all debts and other liabilities upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption.

Pursuant to the terms of the Letter Agreement and related Securities Purchase Agreement – Standard Terms, and the Articles Supplementary designating the terms of the Series A Preferred Stock, our ability to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of Junior Stock (as defined below) and Parity Stock (as defined below) is subject to restrictions, including a restriction against paying any dividends on the common stock. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which all of the Series A Preferred Stock has been redeemed or Treasury has transferred all of the Series A Preferred Stock to third parties.

In addition, our ability to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of Junior Stock and Parity Stock is subject to restrictions in the event that we fail to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on the Series A Preferred Stock.

“Junior Stock” means our common stock and any other class or series of the Company’s stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company. “Parity Stock” means any class or series of the Company’s stock the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company.

Our common stock is listed on the Nasdaq Capital Market under the symbol “EGBN”.  The shares of common stock issuable upon exercise of the warrant in accordance with its terms, will be fully paid, validly issued and nonassessable.

The Transfer Agent for the common stock is Computershare Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021.

Preferred Stock.  The Board of Directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more classes or series.  In connection with any such issuance, the Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.

As of the date hereof, the Board of Directors has created one series of preferred stock, the Series A Preferred Stock, which was issued to the Treasury.  The Series A Preferred Stock consists of 38,235 shares having a liquidation amount per share equal to $1,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year, prior to the payment of dividends on any shares of Junior Stock. The Company may not redeem the Series A Preferred Stock during the first three years except with the proceeds from a “qualified equity offering” (as defined above). After three years, the Company may, at its option, redeem the Series A Preferred Stock at the liquidation amount plus accrued and unpaid dividends.

The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to the third anniversary of issuance, unless the Company has redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, the consent of the Treasury will be required for the Company to increase its common stock dividend or repurchase its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. In the event that we do not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of our board of directors will automatically be increased by two and the holders of the Series A Preferred Stock shall have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full.  The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Articles Supplementary to the Articles of Incorporation designating such series.

Selected Provisions of Our Articles of Incorporation and Maryland Law

Consideration of Business Combinations.  Our Articles of Incorporation provide that where the board of directors evaluates any actual or proposed business combination, it shall consider the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation’s capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors’ estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the board of directors may consider all or some of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

Amendment of the Articles of Incorporation.  In general, the Articles of Incorporation may be amended upon the vote of two-thirds of the outstanding shares of capital stock entitled to vote, the standard vote required under Maryland law.  Unless the proposed amendment adversely affects the rights of the Series A Preferred Stock, the holders of Series A Preferred Stock will not have the right to vote on any amendment to the Articles of Incorporation.

Restrictions on Business Combinations with Interested Shareholders.  Section 3-602 of the Maryland General Corporation Law (“MGCL”), as in effect on the date hereof, imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock (an “interested shareholder”).  Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. The Articles of Incorporation and our bylaws do not include any provisions imposing any special approval requirements for a transaction with a major shareholder, and they do not opt out from the operation of Section 3-602.

Control Share Acquisition Statute.  Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof.  Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition.  The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute.  If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. The Articles of Incorporation and Bylaws of Eagle do not include any provisions restricting the voting ability of major shareholders, and do not opt out from the operation of the control share acquisition law.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•                  on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Capital Market in the case of the common stock;

•                  in the over-the-counter market;

•                  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•                  through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Capital Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Unless requested by the initial selling securityholder and required under the Letter Agreement and related Securities Purchase Agreement – Standard Terms, we do not intend to list the warrant on any exchange.  No assurance can be given as to the liquidity of the trading market, if any, for the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 5, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•                  a warrant to purchase 770,867 shares of our common stock, representing beneficial ownership of approximately 5.73% of our common stock as of December 31, 2008; and

•                  770,867 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 5.73% of our common stock as of December 31, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the warrant and the common stock offered hereby have been passed upon for us by the law firm of Kennedy & Baris, L.L.P., Bethesda, Maryland.  Attorneys at Kennedy & Baris, L.L.P. own an aggregate of approximately 8,250 shares of common stock.

EXPERTS

The consolidated financial statements of Eagle and the report on the effectiveness of Eagle’s internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, have been so incorporated in reliance on the reports of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Fidelity at December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 incorporated by reference in this prospectus have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports, incorporated by reference herein, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT EAGLE BANCORP

AND DOCUMENTS INCLUDED WITH THIS PROSPECTUS

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this proxy statement/prospectus) by contacting Jane E. Cornett, Corporate Secretary, Eagle Bancorp, Inc. 7815 Woodmont Avenue, Bethesda, Maryland 20814, telephone 301.986.1800 or from our internet website at http://www.eaglebankcorp.com.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

The SEC allows us to “incorporate by reference” information into this prospectus from the documents listed below that we have previously filed with the SEC (file no. 000-25923) This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)          Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

(b)         Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

(c)          Our Current Reports on Form 8-K and 8-K/A filed on January 23, 2008, January 24, 2008, April 25, 2008, July 16, 2008, July 18, 2008, July 25, 2008, August 15, 2008, September 2, 2008, October 23, 2008, October 28, 2008, November 10, 2008, November 24, 2008 December 8, 2008 and December 22, 2008.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated January 16, 2009.  You should not assume that the information contained in this prospectus is accurate as of any date other than that date.